Exhibit (a)(5)(xii)

FOR IMMEDIATE RELEASE

ICAHN UPDATES INFORMATION REGARDING

TENDER OFFER TO ACQUIRE CVR ENERGY

Contact: Susan Gordon, (212) 702-4309

New York, New York, April 23, 2012 – As previously announced, on April 18, 2012, Carl C. Icahn entered into an agreement with CVR Energy, Inc. regarding the tender offer by his affiliates for all outstanding shares of common stock of CVR for $30.00 per share in cash, plus a contingent value right. Among other things, the agreement provides that the poison pill has been removed as an impediment to the offer so that, if at least 36% of CVR’s outstanding shares are tendered, the offer can close and shareholders will receive their money. In accordance with the agreement, Mr. Icahn today announced that:

•	The tender offer has been extended and will now expire at 11:59 p.m., New York City time, on May 4, 2012; and

•	A Supplement to the Offer to Purchase, and certain related documents, are being mailed today to CVR shareholders.

Copies of the Supplement and related documents may be obtained, free of charge, at the SEC’s web site at http://www.sec.gov and also by contacting the Information Agent for the offer:

D.F. King & Co., Inc.

48 Wall Street,

22nd Floor

New York, NY 10005

Banks and Brokerage Firms Please Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 347-4750

Email: information@dfking.com

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NOTICE TO INVESTORS

THE COLBENT CORPORATION, THE DEPOSITARY FOR THE TENDER OFFER, HAS INDICATED THAT, AS OF MIDNIGHT, NEW YORK CITY TIME, ON APRIL 20, 2012, 27,987,399 SHARES (APPROXIMATELY 32%) OF CVR ENERGY, INC.’S COMMON STOCK HAD BEEN VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE TENDER OFFER.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE TENDER OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE DATED FEBRUARY 23, 2012, AS AMENDED, AND RELATED DOCUMENTS THAT CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES DISTRIBUTED TO HOLDERS OF COMMON STOCK OF CVR ENERGY, INC. AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS EXHIBITS TO THEIR SCHEDULE TO. HOLDERS OF COMMON STOCK SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON STOCK MAY OBTAIN A FREE COPY OF THE SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS FROM THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT FILED BY MR. ICAHN’S AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 5, 2012.